EXHIBIT 10.1

Summary of Oral Agreement for Payment of Services
between Cephalon, Inc.
and
its Board of Directors
dated August 2, 2006

Cephalon, Inc. ( the “Company”) compensates its non-employee directors through a mix of base cash compensation and stock option grants, summarized as follows:

Cash Compensation:
• Board Service Annual Retainer	$35,000
• Per Meeting Fees
• Attendance in person	$3,000/mtg.
• Attendance by telephone	$2,000/mtg.
• Committee Service Fees
• Committee Chair Annual Retainer	$12,000
• Committee Member Annual Retainer	$10,000
• Presiding Director Annual Retainer	$20,000

Options:
• Initial Grant (upon first election or appointment to Board)	15,000 shares
• Annual Grant (dated as of the date of the Annual Meeting)	10,000 shares

Under the Company’s 2004 Equity Compensation Plan (the “2004 Plan”), all options granted to non-employee directors prior to May 5, 2002 generally vest over a four-year period with an exercise price equal to the closing market price of the Company’s Common Stock on the date of the grant. Annual grants made to non-employee directors on or after May 5, 2002, will be fully exercisable on the date of grant with an exercise price equal to the closing market price of the Company’s Common Stock on the date of grant.  Initial grants made to non-employee directors on or after May 5, 2002 vest over a four-year period with an exercise price equal to the closing market price of the Company’s Common Stock on the date of grant.  The Board of Directors may also grant options to non-employee directors in addition to the automatic grants described above.

Dr. Baldino receives no additional remuneration for his service as a director. The Company also reimburses directors for travel expenses incurred in connection with attending Board, committee and stockholder meetings and for other Company business-related expenses. The Company does not provide retirement benefits to non-employee directors under any current program.